Exhibit 5.1

KIRKLAND & ELLIS LLP

And Affiliated Partnerships

Citigroup Center
153 East 53rd Street
 New York, New York 10022-4611

(212) 446-4800 Facsimile:	(212) 446-4900

October 4, 2006

New York & Company, Inc.
450 West 33rd Street, 5th Floor
New York, New York 10001

Re: Shares of Common Stock, $0.001 par value

Ladies & Gentlemen:

We have acted as special counsel to New York & Company, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment to a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an aggregate of 10,032,603 shares (the “Shares”) of the Registrant’s Common Stock, $0.001 par value per share pursuant to the Registrant’s Amended and Restated 2002 Stock Option Plan and 2006 Long-Term Incentive Plan (the “Plans”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Registrant, each as amended to the date hereof; and (ii) certain resolutions adopted by the Board of Directors of the Registrant; (iii) the Plans; and (iv) the forms of grant agreements between the Registrant and the employees. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been issued and sold and consideration received therefore by the Registrant in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP